                                                                    Exhibit 99.1

(AGCO CORPORATION LOGO)

AGCO Corporation
4205 River Green Parkway   Duluth, GA USA 30096-2568
www.agcocorp.com

Telephone 770.813.9200


FOR IMMEDIATE RELEASE
---------------------
Wednesday, October 22, 2003

CONTACT: Molly Dye                              or     Andy Beck
         Vice President, Corporate Relations           Senior Vice President and
         (770) 813-6044                                Chief Financial Officer
                                                       (770) 813-6083

                       AGCO REPORTS THIRD QUARTER RESULTS
        EARNINGS IMPROVED OVER 2002 DESPITE WEAKNESS IN WESTERN EUROPEAN
          MARKET CONDITIONS AND MANUFACTURING TRANSITION INEFFICIENCIES


     DULUTH, GA - October 22 - AGCO Corporation (NYSE:AG), a worldwide designer, manufacturer and distributor of agricultural equipment, reported net income, excluding restructuring and other infrequent expenses and restricted stock compensation, of $0.24 per share for the third quarter ended September 30, 2003. For the first nine months of 2003, AGCO reported net income, excluding restructuring and other infrequent expenses and restricted stock compensation, of $0.85 per share. Reported earnings per share including all items was $0.22 per share for the third quarter ended September 30, 2003 and $0.59 per share for the first nine months ended September 30, 2003. These results compare to net income, excluding restructuring and other infrequent expenses and restricted stock compensation, of $0.22 per share for the third quarter of 2002 and net income, excluding restructuring and other infrequent expenses, restricted stock compensation and the cumulative effect of an accounting change, of $0.84 per share for the first nine months of 2002. Reported earnings per share including all items was $0.13 for the third quarter of 2002 and a loss of $0.03 per share for the first nine months of 2002. Net sales for the third quarter and the first nine months of 2003 increased approximately 16% and 18%, respectively, over the comparable periods in 2002.

     "As previously reported, our third quarter results were negatively impacted by weaker market conditions in Western Europe, particularly in Germany, as well as the continuation of production inefficiencies in our Beauvais, France manufacturing facility," stated Robert J. Ratliff, Chairman and Chief Executive Officer. "Despite these challenges, our overall earnings were higher than 2002, with the decline in our European results offset by improved profitability in other markets resulting from stronger market conditions and cost reduction benefits."

     THIRD QUARTER RESULTS

     For the third quarter of 2003, AGCO reported net sales of $800.3 million and net income, excluding restructuring and other infrequent expenses and restricted stock compensation, of $18.0 million, or $0.24 per share. Reported net income including all items was $16.5 million, or $0.22 per share. For the third quarter of 2002, AGCO reported net sales of $689.2 million and net income, excluding restructuring and other infrequent expenses and restricted stock compensation, of $16.6 million, or $0.22 per share. Reported net income including all items in 2002 was $9.7 million, or $0.13 per share.


     The following is a reconciliation of adjusted operating income, net income and earnings per share to reported operating income, net income and earnings per share for the quarters ended September 30, 2003 and 2002:

                                          2003                            2002
                             -----------------------------   -----------------------------
                                          (in millions, except per share data)

                                                  Earnings                        Earnings
                             Operating     Net      Per      Operating     Net       Per
                               Income    Income    Share      Income     Income     Share
                             ---------   ------   --------   ---------   ------   --------
As adjusted                   $ 41.4     $ 18.0    $ 0.24      $ 38.5    $ 16.6    $ 0.22

Restructuring and other
   infrequent expenses(1)        1.6        1.2      0.02         9.7       6.4      0.08
Restricted stock
   compensation(1)               0.3        0.3        --         0.7       0.5      0.01
                              ------     ------    ------      ------     -----    ------
As reported                   $ 39.5     $ 16.5    $ 0.22      $ 28.1     $ 9.7    $ 0.13
                              ======     ======    ======      ======     =====    ======

----------
(1) Net income and earnings per share amounts are after tax.


     The restructuring and other infrequent expenses recorded in the third quarter of 2003 relate primarily to the closures of AGCO's tractor manufacturing facilities in Coventry, England and DeKalb, Illinois. The restructuring expenses in the third quarter of 2002 also relate to expenses associated with the closure of the Coventry facility.

     AGCO's net sales for the third quarter increased 16% primarily due to higher sales in North America and South America, incremental sales of the new Challenger product line and the acquired Sunflower brand and positive currency translation impacts. Adjusted operating income for the third quarter of 2003 improved to $41.4 million from $38.5 million in 2002. Adjusted operating income in the third quarter of 2003 benefited from higher sales but was partially offset by lower operating margins. This reduction in margins was primarily the result of higher manufacturing costs, unfavorable sales mix and negative currency impacts on European exports. AGCO's manufacturing facility in Beauvais, France experienced cost inefficiencies and production delays associated with the transition of production from AGCO's Coventry, England facility, which was closed in the third quarter of 2003. In addition, weaker market conditions in key European markets negatively impacted sales, production and sales mix. AGCO's results outside of Europe were improved, particularly in South America, where strong market conditions and higher production resulted in higher earnings.

     YEAR TO DATE RESULTS

     For the first nine months of 2003, AGCO reported net sales of $2,460.2 million and net income, excluding restructuring and other infrequent expenses and restricted stock compensation of $64.2 million, or $0.85 per share. Reported net income including all items was $44.6 million, or $0.59 per share. For the first nine months of 2002, AGCO reported net sales of $2,082.8 million and net income, excluding restructuring and other infrequent expenses, restricted stock compensation and a cumulative effect of an accounting change of $62.5 million, or $0.84 per share. Reported net loss including all items in 2002 was $2.4 million, or $0.03 per share. Net sales for the first nine months of 2003 increased 18% mainly due to higher sales in South America, incremental sales of the new Challenger product line, the acquired Sunflower brand and positive currency translation.

     The following is a reconciliation of adjusted operating income, net income and earnings per share to reported operating income, net income (loss) and earnings (loss) per share for the nine months ended September 30, 2003 and 2002:

                                              2003                             2002
                                 ------------------------------   --------------------------------
                                                (in millions, except per share data)

                                                       Earnings                 Net      Earnings
                                 Operating     Net        Per     Operating   Income    (Loss) Per
                                   Income    Income      Share      Income    (Loss)       Share
                                 ---------   -------   --------   ---------   -------   ----------
As adjusted                       $ 148.3    $  64.2    $  0.85    $ 136.4    $  62.5     $  0.84

Restructuring and other
   infrequent expenses(1)            27.8       19.1       0.25       33.3       22.0        0.30
Restricted stock
   compensation(1)                    0.5        0.5       0.01       28.5       18.8        0.25
                                  -------    -------    -------    -------    -------     -------
Income before cumulative
   effect of a change in
   accounting principle                 *       44.6       0.59          *       21.7        0.29

Cumulative effect of a
   change in accounting
   principle(1)                         *         --         --          *      (24.1)      (0.32)
                                  -------    -------    -------    -------    -------     -------
As reported                       $ 120.0    $  44.6    $  0.59    $  74.6    $  (2.4)    $ (0.03)
                                  =======    =======    =======    =======    =======     =======

----------
(1) Net income and earnings per share amounts are after tax
*   Not applicable


     The restructuring and other infrequent expenses recorded in the first nine months of 2003 relate to manufacturing facility closure costs and a second quarter charge related to litigation regarding the Company's U.K. pension plan. The restructuring and other infrequent expenses recorded in the first nine months of 2002 relate primarily to the closure of the Coventry, England manufacturing facility as well as other rationalization plans. The restricted stock compensation recorded during the first nine months of 2002 primarily relates to first quarter 2002 awards earned under the Company's Long-Term Incentive Plan. In addition, the Company recorded a non-cash write-down of goodwill related to the adoption of SFAS No. 142 reflected as a cumulative effect of a change in accounting principle during the first quarter of 2002.

     Adjusted operating income improved from $136.4 million for the first nine months of 2002 to $148.3 million for the first nine months of 2003. The increase was primarily due to sales growth over the prior year partially offset by a reduction in operating margins as a result of production transition inefficiencies, currency impacts and sales mix. The production inefficiencies incurred in the first nine months relate to the transfer of production from the Coventry plant as well as a new OEM supply arrangement in AGCO's Randers, Denmark combine manufacturing facility. Reported operating income also improved for the first nine months of 2003 compared to 2002 primarily resulting from decreased restricted stock compensation expense and lower restructuring and other infrequent expenses in 2003. Year-to-date earnings in 2003 were negatively impacted by higher interest expense, foreign exchange losses and a higher effective income tax rate compared to 2002.

     REGIONAL MARKET RESULTS

     North America - Industry unit retail sales of tractors for the first nine months of 2003 increased approximately 19% over the comparable prior year period resulting from strong increases in the compact tractor and utility tractor segments and a moderate increase in the high horsepower tractor segment. Industry unit retail sales of combines were approximately 4% higher than the prior year. AGCO's unit retail sales of tractors and combines for the first nine months of 2003 were higher than the prior year. Industry conditions in the North American market have improved throughout 2003 due to higher commodity prices and improved weather conditions relative to 2002.

     Western Europe - Industry unit retail sales of tractors in Western Europe for the first nine months of 2003 decreased approximately 3% over the comparable prior period. Sales results were mixed with more significant declines in Germany, Spain and Italy where dry weather conditions has impacted demand. Unit sales in AGCO's key market of Germany were 8% below 2002 due to severe drought conditions and economic uncertainty. AGCO's unit retail sales for the first nine months of 2003 also decreased when compared to the prior year period.

     South America - Industry unit retail sales of tractors and combines for the first nine months of 2003 increased approximately 4% and 32%, respectively, over the comparable prior year period primarily resulting from strong increases in the Argentina market. AGCO's South American unit retail sales of tractors and combines also increased in the first nine months of 2003 compared to the same period in 2002.

     Rest of World Markets - Outside of North America, Western Europe and South America, AGCO's net sales for the first nine months of 2003 were higher than the prior year particularly in Eastern Europe and Australia.

     Sprayers - Industry unit retail sales of sprayers in North America were flat for the first nine months of 2003 compared to 2002. AGCO's unit retail sales of sprayers in 2003 in North America were slightly below 2002. Industry sales recovered in the third quarter to offset declines in the first half of 2003.

     "With the exception of certain Western European markets, industry conditions generally have improved throughout 2003," stated Mr. Ratliff. "Sales improvements in many markets have allowed AGCO to offset the market declines in Europe and the impact of lower production in our Beauvais facility. Demand for high horsepower tractors in Germany has been particularly weak. Due to our strong market position in this segment, our sales and margins will continue to be negatively impacted in the fourth quarter. We anticipate that higher sales in certain markets outside of Western Europe will provide an offset to these conditions."

     OUTLOOK

     AGCO's results for the full year are expected to be modestly improved over 2002. Increased profitability in South America and other market segments is expected to offset production transition issues and weak Western European market conditions. AGCO projects net income per share before restructuring and other infrequent expenses for the full year of 2003 to be in the range of $1.17 to $1.30. Including restructuring and other infrequent expenses of approximately $30 million or $0.26 per share, net income per share is expected to range from $0.91 to $1.04 for the full year of 2003. Fourth quarter net income per share excluding restructuring and other infrequent expenses is expected to range from $0.32 to $0.45. Including restructuring and other infrequent expenses of approximately $2 million, or $0.02 per share, fourth quarter net income per share is expected to be in the range of $0.30 to $0.43 per share. AGCO has reduced production levels and deferred new product introductions in the Beauvais facility for the balance of the year in order to identify and execute corrective actions to improve supplier deliveries and productivity.

     "Our team in Beauvais is making progress in finding solutions to our production challenges at the facility, stated Mr. Ratliff. "Our goal is to identify solutions to eliminate inefficiencies and allow for increased production by the end of the year."

SAFE HARBOR STATEMENT

Statements which are not historical facts, including full year results, net income projections, restructuring expense estimates, expectations regarding the Valtra acquisition and the timing of its closing, and expectations for the Beauvais facility are forward looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. Although the Company believes that the statements it has made are based on reasonable assumptions, they are based on current information and beliefs and, accordingly, the Company can give no assurance that its statements will be achieved. The Company bases its outlook on key operating, economic and agricultural data which are subject to change including, but not limited to: farm cash income, worldwide demand for agricultural products, commodity prices, grain stock levels, weather, crop production, farmer debt levels, existing government programs and farm-related legislation. Additionally, the Company's financial results are sensitive to movement in interest rates and foreign currencies, as well as general economic conditions, pricing and product actions taken by competitors, customer acceptance of product introductions, the success of its facility rationalization process and other cost cutting measures, availability of governmental subsidized financing programs, production disruptions and changes in environmental, international trade and other laws which impact the way in which it conducts its business. Further information concerning factors that could significantly affect the Company's results is included in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2002. The Company disclaims any responsibility to update any forward-looking statements.

                                    * * * * *

     The Company will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Wednesday, October 22, 2003. Interested persons can access the conference call via the Company's website at www.agcocorp.com. A replay will be available beginning approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on the Company's website.

                                    * * * * *

     AGCO Corporation, headquartered in Duluth, Georgia, is a global designer, manufacturer and distributor of agricultural equipment and related replacement parts. AGCO products are distributed in over 140 countries. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements through more than 8,450 independent dealers and distributors around the world. AGCO products are distributed under the brand names AGCO(R), AgcoAllis(R), AgcoStar(R), Ag-Chem(R), Challenger(R), Farmhand(R), Fendt(R), Fieldstar(R), Gleaner(R), Glencoe(R), Hesston(R), Lor*Al(R), Massey Ferguson(R), New Idea(R), RoGator(R), Soilteq(TM), Spra-Coupe(R), Sunflower(R), Terra-Gator(R), Tye(R), White(R) and Willmar(R). AGCO provides retail financing through AGCO Finance in North America and through Agricredit in the United Kingdom, France, Germany, Ireland, Spain and Brazil. In 2002, AGCO had net sales of $2.9 billion.

                                    # # # # #

Please visit out website at www.agcocorp.com.

                       AGCO CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in millions)

                                                     September 30,   December 31,
                                                        2003             2002
                                                     ------------    ------------
                                                     (Unaudited)
ASSETS
Current Assets:
   Cash and cash equivalents                          $      27.2    $      34.3
   Accounts and notes receivable, net                       522.8          497.4
   Inventories, net                                         908.8          708.6
   Other current assets                                     213.9          171.9
                                                      -----------    -----------
      Total current assets                                1,672.7        1,412.2
Property, plant and equipment, net                          396.4          343.7
Investment in affiliates                                     92.2           78.5
Other assets                                                136.8          120.0
Intangible assets, net                                      410.8          394.6
                                                      -----------    -----------
      Total assets                                    $   2,708.9    $   2,349.0
                                                      ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Accounts payable                                   $     332.5    $     312.0
   Accrued expenses                                         450.3          445.2
   Other current liabilities                                 39.4           27.8
                                                      -----------    -----------
      Total current liabilities                             822.2          785.0
Long-term debt                                              786.9          636.9
Pensions and postretirement health care benefits            154.5          131.9
Other noncurrent liabilities                                 98.7           77.6
                                                      -----------    -----------
      Total liabilities                                   1,862.3        1,631.4
                                                      -----------    -----------
Stockholders' Equity:
   Common stock                                               0.8            0.8
   Additional paid-in capital                               590.1          587.6
   Retained earnings                                        605.2          560.6
   Unearned compensation                                     (0.5)          (0.7)
   Accumulated other comprehensive loss                    (349.0)        (430.7)
                                                      -----------    -----------
      Total stockholders' equity                            846.6          717.6
                                                      -----------    -----------
      Total liabilities and stockholders' equity      $   2,708.9    $   2,349.0
                                                      ===========    ===========

     See accompanying notes to condensed consolidated financial statements.

                        AGCO CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (unaudited and in millions, except per share data)

                                                            Three Months Ended
                                                               September 30,
                                                            -------------------
                                                              2003        2002
                                                            -------     -------
Net sales                                                   $ 800.3     $ 689.2
Cost of goods sold                                            657.8       564.2
                                                            -------     -------
   Gross profit                                               142.5       125.0

Selling, general and administrative expenses                   82.6        70.8
Engineering expenses                                           18.0        15.4
Restricted stock compensation expense                           0.3         0.7
Restructuring and other infrequent expenses                     1.6         9.7
Amortization of intangibles                                     0.5         0.3
                                                            -------     -------
   Income from operations                                      39.5        28.1

Interest expense, net                                          15.6        13.7
Other expense, net                                              4.6         4.7
                                                            -------     -------
Income before income taxes and equity in net
   earnings of affiliates                                      19.3         9.7

Income tax provision                                            8.1         3.1
                                                            -------     -------
Income before equity in net earnings of
   affiliates                                                  11.2         6.6

Equity in net earnings of affiliates                            5.3         3.1
                                                            -------     -------
Net income                                                  $  16.5     $   9.7
                                                            =======     =======
Net income per common share:
   Basic                                                    $  0.22     $  0.13
                                                            =======     =======
   Diluted                                                  $  0.22     $  0.13
                                                            =======     =======
Weighted average number of common and common
   equivalent shares outstanding:
   Basic                                                       75.2        74.4
                                                               ====        ====
   Diluted                                                     75.7        75.2
                                                               ====        ====

     See accompanying notes to condensed consolidated financial statements.

                       AGCO CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (unaudited and in millions, except per share data)

                                                          Nine Months Ended
                                                             September 30,
                                                        -----------------------
                                                           2003          2002
                                                        ---------     ---------
Net sales                                               $ 2,460.2     $ 2,082.8
Cost of goods sold                                        2,019.7       1,697.8
                                                        ---------     ---------
   Gross profit                                             440.5         385.0

Selling, general and administrative expenses                239.6         206.2
Engineering expenses                                         51.3          41.4
Restricted stock compensation expense                         0.5          28.5
Restructuring and other infrequent expenses                  27.8          33.3
Amortization of intangibles                                   1.3           1.0
                                                        ---------     ---------
   Income from operations                                   120.0          74.6

Interest expense, net                                        45.7          42.2
Other expense, net                                           19.2          13.9
                                                        ---------     ---------
Income before income taxes, equity
   in net earnings of affiliates and
   cumulative effect of a change in
   accounting principle                                      55.1          18.5

Income tax provision                                         24.9           6.3
                                                        ---------     ---------
Income before equity in net earnings
   of affiliates and cumulative
   effect of a change in accounting
   principle                                                 30.2          12.2

Equity in net earnings of affiliates                         14.4           9.5
                                                        ---------     ---------
Income before cumulative effect of a
   change in accounting principle                            44.6          21.7

Cumulative effect of a change in
   accounting principle, net of taxes                        --           (24.1)
                                                        ---------     ---------
Net income (loss)                                       $    44.6     $    (2.4)
                                                        =========     =========
Net income (loss) per common share:

Basic:
   Income before cumulative effect
   of a change in accounting principle                  $    0.59     $    0.29
   Cumulative effect of a change in
   accounting principle, net of taxes                          --         (0.32)
                                                        ---------     ---------
   Net income (loss)                                    $    0.59     $   (0.03)
                                                        =========     =========
Diluted:
   Income before cumulative effect of
   a change in accounting principle                     $    0.59     $    0.29
   Cumulative effect of a change in
   accounting principle, net of taxes                          --         (0.32)
                                                        ---------     ---------
   Net income (loss)                                    $    0.59     $   (0.03)
                                                        =========     =========
Weighted average number of common and
   common equivalent shares outstanding:
   Basic                                                     75.1          73.8
                                                        =========     =========
   Diluted                                                   75.6          74.7
                                                        =========     =========

     See accompanying notes to condensed consolidated financial statements.

                        AGCO CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (unaudited and in millions)

                                                                               Nine Months Ended
                                                                                 September 30,
                                                                              --------------------
                                                                                2003        2002
                                                                              --------    --------
Cash flows from operating activities:
   Net income (loss)                                                          $   44.6    $   (2.4)
                                                                              --------    --------
   Adjustments to reconcile net income (loss) to net cash used in operating activities:
     Cumulative effect of a change in accounting principle, net of taxes            --        24.1
     Depreciation and amortization                                                46.3        39.5
     Amortization of intangibles                                                   1.3         1.0
     Restricted stock compensation                                                 0.3        15.4
     Equity in net earnings of affiliates, net of cash received                   (6.8)       (2.7)
     Deferred income tax benefit                                                  (3.5)      (15.7)
     (Recoveries)/loss on write-down of property, plant and equipment             (0.3)       11.6
     Changes in operating assets and liabilities net of effect
        from purchase of businesses:
        Accounts and notes receivable, net                                        13.2        (4.0)
        Inventories, net                                                        (118.6)     (165.6)
        Other current and noncurrent assets                                      (33.1)       (4.9)
        Accounts payable                                                         (49.3)        4.1
        Accrued expenses                                                         (39.6)       39.9
        Other current and noncurrent liabilities                                  12.9       (15.1)
                                                                              --------    --------
           Total adjustments                                                    (177.2)      (72.4)
                                                                              --------    --------
           Net cash used in operating activities                                (132.6)      (74.8)
                                                                              --------    --------
Cash flows from investing activities:
     Purchase of property, plant and equipment                                   (48.0)      (32.3)
     Proceeds from sales of property, plant and equipment                          9.4        13.8
     Sale/purchase of businesses, net of cash acquired                             1.0       (12.7)
     Investment in unconsolidated affiliates                                        --        (1.1)
                                                                              --------    --------
           Net cash used in investing activities                                 (37.6)      (32.3)
                                                                              --------    --------
Cash flows from financing activities:
     Proceeds from long-term debt, net                                           161.4        82.2
     Proceeds from issuance of preferred and common stock                          2.4         5.6
     Payment of debt and common stock issuance costs                              (2.9)       (0.1)
                                                                              --------    --------
           Net cash provided by financing activities                             160.9        87.7
                                                                              --------    --------
Effect of exchange rate changes on cash and cash equivalents                       2.2        (1.6)
                                                                              --------    --------
Decrease in cash and cash equivalents                                             (7.1)      (21.0)
Cash and cash equivalents, beginning of period                                    34.3        28.9
                                                                              --------    --------
Cash and cash equivalents, end of period                                      $   27.2    $    7.9
                                                                              ========    ========

     See accompanying notes to condensed consolidated financial statements.

                        AGCO CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                 (unaudited, in millions, except per share data)

1.   BASIS OF PRESENTATION

     The condensed consolidated financial statements of AGCO Corporation and subsidiaries (the "Company" or "AGCO") included herein have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, which are of a normal recurring nature, necessary to present fairly the Company's financial position, results of operations and cash flows at the dates and for the periods presented. These condensed consolidated financial statements should be read in conjunction with the Company's audited financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. Certain reclassifications of previously reported financial information were made to conform to the current presentation. Results for interim periods are not necessarily indicative of the results for the year.


2.   RESTRUCTURING AND OTHER INFREQUENT EXPENSES


     In March 2003, the Company announced the closure of the Challenger track tractor facility located in DeKalb, Illinois and the relocation of production to its facility in Jackson, Minnesota. Production at the DeKalb facility ceased in May 2003 and was relocated and resumed in the Minnesota facility in June 2003. In connection with the restructuring plan, the Company recorded approximately $1.9 million of restructuring and other infrequent expenses during the nine months ended September 30, 2003. The components of the restructuring expenses are summarized in the following table:

                                                                 Facility
                                                                Relocation
                                                     Employee       and      Facility
                                         Employee   Retention   Transition    Closure
                                        Severance    Payments      Costs       Costs     Total
                                        ---------   ---------   ----------   --------   -------
First quarter 2003 provision             $  0.2      $  0.1       $   --      $   --     $  0.3
First quarter 2003 cash activity             --          --           --          --         --
                                         ------      ------       ------      ------     ------
Balances as of
   March 31, 2003                           0.2         0.1           --          --        0.3
                                         ------      ------       ------      ------     ------
Second quarter 2003 provision               0.3         0.1          0.4         0.2        1.0
Second quarter 2003 cash activity          (0.4)         --         (0.4)       (0.2)      (1.0)
                                         ------      ------       ------      ------     ------
Balances as of
   June 30, 2003                            0.1         0.2           --          --        0.3
                                         ------      ------       ------      ------     ------
Third quarter 2003 provision                 --          --          0.3         0.3        0.6
Third quarter 2003 cash activity           (0.1)       (0.2)        (0.3)       (0.3)      (0.9)
                                         ------      ------       ------      ------     ------
Balances as of
   September 30, 2003                    $   --      $   --       $   --      $   --     $   --
                                         ======      ======       ======      ======     ======


     The severance costs relate to the termination of 134 employees, following the completion of production at the DeKalb facility. As of September 30, 2003, all employees have been terminated. The employee retention payments relate to incentives paid to DeKalb employees who remain employed until certain future termination dates and are accrued over the term of the retention period. The severance costs are also accrued over the term of the retention period, as employees are entitled to severance payments only if they remain in service through their scheduled termination dates. Certain employees relocated to the Jackson, Minnesota facility, and costs associated with relocation are being expensed as incurred. The employee severance, employee retention and relocation payments will be incurred and paid during 2003. A portion of the machinery and equipment and all tooling located at DeKalb were relocated to the Jackson, Minnesota facility during the second quarter. The remaining portion of machinery and equipment will be sold or disposed. The buildings, land and improvements are being marketed for sale.

     During 2002, the Company announced and initiated a restructuring plan related to the closure of its tractor manufacturing facility in Coventry, England and the relocation of existing production at Coventry to the Company's Beauvais, France and Canoas, Brazil manufacturing facilities. The components of the restructuring expenses are summarized in the following table:

                                      Write-down
                                         of
                                      Property,                Employee     Facility
                                      Plant and    Employee    Retention     Closure
                                      Equipment    Severance   Payments       Costs      Total
                                      ----------   ---------   ----------   ---------   -------
2002 Provision                          $ 11.2      $  8.3       $ 18.3      $  2.4     $ 40.2
   Less: Non-cash expense                 11.2          --           --          --       11.2
                                        ------      ------       ------      ------     ------
         Cash expense                       --         8.3         18.3         2.4       29.0
2002 cash activity                          --        (0.1)        (0.3)       (0.3)      (0.7)
                                        ------      ------       ------      ------     ------
Balances as of
   December 31, 2002                        --         8.2         18.0         2.1       28.3
                                        ------      ------       ------      ------     ------
First quarter 2003 provision                --          --          5.7         0.8        6.5
First quarter 2003 cash activity            --        (2.6)        (8.6)       (0.5)     (11.7)
                                        ------      ------       ------      ------     ------
Balances as of
   March 31, 2003                           --         5.6         15.1         2.4       23.1
                                        ------      ------       ------      ------     ------
Second quarter 2003 provision               --          --          4.0         1.4        5.4
Second quarter 2003 cash activity           --        (0.8)        (2.7)       (0.1)      (3.6)
                                        ------      ------       ------      ------     ------
Balances as of
   June 30, 2003                            --         4.8         16.4         3.7       24.9
                                        ------      ------       ------      ------     ------
Third quarter 2003 provision                --          --          0.3          --        0.3
Third quarter 2003 cash activity            --        (4.3)       (14.3)       (1.1)     (19.7)
                                        ------      ------       ------      ------     ------
Balances as of
   September 30, 2003                   $   --      $  0.5       $  2.4      $  2.6     $  5.5
                                        ======      ======       ======      ======     ======


     The severance costs relate to the termination of approximately 1,100 employees, following the completion of production in the Coventry facility. As of September 30, 2003, 993 employees have been terminated. The employee retention payments relate to incentives paid to Coventry employees who remain employed until certain future termination dates and are accrued over the term of the retention period. The facility closure costs include certain noncancelable operating lease termination and other facility exit costs. The write-down of property, plant and equipment represents the impairment of machinery and equipment resulting from the facility closure and was based on the estimated fair value of the assets compared to their carrying value. The estimated fair value of the equipment was determined based on current conditions in the market. The machinery, equipment and tooling will be disposed of after production ceases and the buildings, land and improvements are being marketed for sale. The $5.5 million of restructuring costs accrued at September 30, 2003 are expected to be incurred during 2003 and 2004.

     In October 2002, the Company applied to the High Court in London, England, for clarification of a rule in its U.K. pension plan that governs the value of pension payments payable to an employee who retires from service in certain circumstances prior to his normal retirement date. The primary matter before the High Court was whether pension payments to such employees, including those terminated due to the closure of the Company's Coventry facility, should be reduced to compensate for the fact that the pension payments begin prior to a normal retirement age of 65. On December 20, 2002, the High Court ruled against the Company's position that reduced pension payments are payable in the context of early retirements or terminations. The High Court's ruling also granted the Company approval to appeal the judgment in the Court of Appeal. On July 17, 2003, the Court of Appeal ruled that employees terminated as a result of the closure of the Coventry facility do not qualify for full pensions, thereby reversing the earlier High Court ruling in December 2002 for this aspect of the case. The Court of Appeal ruling is subject to a right to apply for permission to appeal. In July 2003, the pension plan representatives applied for permission to appeal the Court of Appeal ruling.

     As a result of the ruling, certain employees terminated in prior years under voluntary retirement arrangements may be entitled to additional payments in certain circumstances. The Company reviewed this aspect of the ruling with its advisors in order to determine its applicability and potential impact. As a result of this analysis, the Company recorded a charge in the second quarter of 2003, included in restructuring and other infrequent expenses, of approximately $12.4 million to reflect its current estimate of the additional pension liability associated with previous early retirement programs. The timing of the Company's obligation to fund cash into the pension plan with respect to this increased liability would depend on many factors including the overall funded status of the plan and the investment returns of the plan's assets.

     In addition, during 2002, the Company initiated several rationalization plans and recorded restructuring and other infrequent expenses of $3.4 million. The expenses primarily related to severance costs and certain lease termination and other exit costs associated with the rationalization of the Company's European engineering and marketing personnel and certain components of the Company's German manufacturing facilities located in Kempten and Marktoberdorf, Germany. During the three and nine months ended September 30, 2003, the Company recorded an additional $0.7 million and $1.3 million, respectively, of restructuring and other infrequent expenses associated with the rationalization initiatives in Germany as well as the European combine engineering rationalization. A total of $3.6 million of severance costs have been recorded associated with these activities, and relate to the termination of approximately 180 employees in total. At September 30, 2003, a total of approximately $3.9 million of expenses had been incurred and paid. The remaining accrued balance of $0.8 million as of September 30, 2003 is expected to be incurred during 2003 and 2004.


3.   GOODWILL AND OTHER INTANGIBLE ASSETS

     On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142 ("SFAS No. 142") "Goodwill and Other Intangible Assets." SFAS No. 142 also establishes a new method of testing goodwill and other indefinite-lived intangible assets for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value.

     The goodwill in each of the Company's segments was tested for impairment during the first quarter of 2002 as required by SFAS No. 142. The Company utilized a combination of valuation techniques including a discounted cash flow approach, a market multiple approach and a comparable transaction approach. Based on this evaluation, the Company determined that goodwill associated with its Argentina and North America reporting units was impaired. As a result, the Company recorded a pre-tax write-down of goodwill of $27.7 million. This write-down was recognized as a cumulative effect of a change in accounting principle of $24.1 million, net of $3.6 million of taxes, in the first quarter of 2002. Goodwill is tested for impairment on an annual basis and more often if indications of impairment exist. The results of the Company's analyses conducted on October 1, 2002 indicated no further reduction in the carrying amount of goodwill was required in 2002. The Company is currently performing its 2003 annual impairment analyses as of October 1, 2003. The Company would conduct analyses on an interim basis if an event occurred or circumstances changed that would result in the reduction of the fair value of a reporting unit below its carrying value.

4.   LONG-TERM DEBT

     Long-term debt consisted of the following at September 30, 2003 and December 31, 2002:

                                                  September 30,   December 31,
                                                       2003           2002
                                                  -------------   ------------
Revolving credit facility                            $ 276.9         $ 126.9
9 1/2% Senior notes due 2008                           250.0           250.0
8 1/2% Senior subordinated notes due 2006              249.3           249.1
Other long-term debt                                    10.7            10.9
                                                     -------         -------
   Total long-term debt                              $ 786.9         $ 636.9
                                                     =======         =======

5.   INVENTORIES

     Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is net realizable value for finished goods and repair and replacement parts. For work in process, production parts and raw materials, market is replacement cost.

     Inventory balances at September 30, 2003 and December 31, 2002 were as follows:

                                                    September 30,   December 31,
                                                        2003           2002
                                                    -------------   ------------
Finished goods                                         $ 352.8         $ 288.5
Repair and replacement parts                             259.3           235.5
Work in process, production parts and raw materials      296.7           184.6
                                                       -------         -------
     Inventories, net                                  $ 908.8         $ 708.6
                                                       =======         =======


6.   ACCOUNTS RECEIVABLE SECURITIZATION

     At September 30, 2003, the Company had accounts receivable securitization facilities in the United States, Canada, and Europe totaling approximately $438.4 million. Under these facilities, wholesale accounts receivable are sold on a revolving basis to commercial paper conduits either on a direct basis or through a wholly-owned special purpose U.S. subsidiary. Outstanding funding under these facilities totaled approximately $407.3 million at September 30, 2003 and $423.9 million at December 31, 2002. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount. Losses on sales of receivables primarily from securitization facilities included in other expense, net were $3.7 million for the three months ended September 30, 2003 and 2002, respectively, and were $10.8 million and $11.1 million for the nine months ended September 30, 2003 and 2002, respectively.


7.   CONSOLIDATION OF JOINT VENTURE

     In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which addresses the consolidation of business enterprises (variable interest entities), to which the usual condition of consolidation, a controlling financial interest, does not apply. FIN 46 requires an entity to assess its equity investments to determine if they are variable interest entities. As defined in FIN 46, variable interests are contractual, ownership or other interests in an entity that change with changes in the entity's net asset value. Variable interests in an entity may arise from financial instruments, service contracts, guarantees, leases or other arrangements with the variable interest entity. An entity that will absorb a majority of the variable interest entity's expected losses or expected residual returns, as defined in FIN 46, is considered the primary beneficiary of the variable interest entity. The primary beneficiary must include the variable interest entity's assets, liabilities and results of operations in its consolidated financial statements. FIN 46 is immediately effective for all variable interest entities created after January 31, 2003. For variable interest entities created prior to this date, the provisions of FIN 46 must be applied no later than the Company's fourth quarter of fiscal 2003.

     The Company currently has equity interests in joint ventures with other entities. For those joint ventures where the Company is not the primary beneficiary as determined under FIN 46, the Company accounts for its investments under the equity method of accounting. The Company analyzed the provisions of FIN 46 as they relate to the accounting for its investments in joint ventures and determined that it is the primary beneficiary of one of its joint ventures, GIMA.

     GIMA was established in 1994, between the Company and Renault Agriculture S.A. ("Renault") to cooperate in the field of purchasing, design and manufacturing of components for agricultural tractors. Each party has a current investment of $4.8 million in the joint venture. GIMA has no third party debt obligations.

     Under the terms of the GIMA agreement, either party may give notice that it wishes to sell its shares to the other party. The party receiving notice is obligated to purchase the shares within eighteen months. Per the GIMA agreement, the share price will be 25% of the net worth of the joint venture.

     On July 1, 2003, the Company began consolidating the accounts of GIMA. Historically, the Company accounted for its investment in GIMA under the equity method. The consolidation of GIMA did not have a material impact on the results of operations or financial position of the Company. The equity interest of Renault is reported as a minority interest, included in other noncurrent liabilities in the accompanying consolidated financial statements.


8.   SEGMENT REPORTING

     The Company has five reportable segments: North America; South America; Europe/Africa/Middle East; Asia/Pacific; and Sprayer Division. Each regional segment distributes a full range of agricultural equipment and related replacement parts. The Sprayer division manufactures and distributes self-propelled agricultural sprayers and replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. All intercompany transactions between the segments have been eliminated. The Company's selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of operating income for one segment may not be comparable to another segment. Segment results for the three and nine months ended September 30, 2003 and 2002 are as follows:

      Three Months Ended            North     South      Europe/Africa     Asia/     Sprayer
        September 30,              America    America    /Middle East     Pacific    Division    Consolidated
-------------------------------    -------    -------    -------------    -------    --------    ------------
2003
Net sales                          $ 217.2    $ 121.7       $ 363.3       $  46.3     $  51.8       $ 800.3
Income from operations                 0.2       18.8          13.0           8.6         1.3          41.9

2002
Net sales                          $ 198.1    $  69.5       $ 349.4       $  29.9     $  42.3       $ 689.2
Income (loss) from operations         (3.4)       8.2          31.4           5.1        (2.5)         38.8

      Nine Months Ended             North     South      Europe/Africa     Asia/     Sprayer
        September 30,              America    America    /Middle East     Pacific    Division    Consolidated
-------------------------------    -------    -------    -------------    -------    --------    ------------
2003
Net sales                          $ 654.8    $ 290.6      $ 1,217.5      $  93.2     $ 204.1      $ 2,460.2
Income from operations                 1.2       39.4           79.1         14.8        15.1          149.6

2002
Net sales                          $ 552.0    $ 199.6      $ 1,052.0      $  75.8     $ 203.4      $ 2,082.8
Income (loss) from operations         (2.9)      20.9           92.6         12.9        13.9          137.4

     A reconciliation from the segment information to the consolidated balances for income from operations and assets is set forth below:

                                              Three Months Ended    Nine Months Ended
                                                 September 30,         September 30,
                                              ------------------    ------------------
                                                2003       2002       2003     2002
                                              -------    -------    -------    -------
Segment income from operations                $  41.9    $  38.8    $ 149.6    $ 137.4
Restricted stock compensation expense            (0.3)      (0.7)      (0.5)     (28.5)
Restructuring and other infrequent expenses      (1.6)      (9.7)     (27.8)     (33.3)
Amortization of intangibles                      (0.5)      (0.3)      (1.3)      (1.0)
                                              -------    -------    -------    -------
Consolidated income from operations           $  39.5    $  28.1    $ 120.0    $  74.6
                                              =======    =======    =======    =======